Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement pertaining to the Cynosure, Inc. 2005 Stock Incentive Plan, as amended, of our reports dated March 10, 2011, with respect to the consolidated financial statements of Cynosure, Inc. and the effectiveness of internal control over financial reporting of Cynosure, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission for the registration of 300,000 shares of Class A Common Stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 8, 2012